As filed with the Securities and Exchange Commission on October 27, 2005
                                                   Registration No. 333-________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                              ENGLOBAL CORPORATION
                              --------------------
             (Exact name of registrant as specified in its charter)


         State of Nevada                                  88-0322261
         ---------------                                  ----------
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                    654 N. Sam Houston Parkway E., Suite 400
                            Houston, Texas 77060-5914
                                 (281) 878-1000
                                 --------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             William A. Coskey, P.E.
                                    Chairman
                              ENGlobal Corporation
                    654 N. Sam Houston Parkway E., Suite 400
                            Houston, Texas 77060-5914
                                 (281) 878-1000
                                 --------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Kathryn K. Lindauer, Esq.
                            Jenkens & Gilchrist, P.C.
                         401 Congress Avenue, Suite 2500
                               Austin, Texas 78701
                            Telephone: (512) 499-3800
                            Facsimile: (512) 499-3810


    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                       CALCULATION OF REGISTRATION FEE

=================================== ============== ====================== ==================== ==============
                                                      Proposed Maximum      Proposed Maximum     Amount of
 Title of Each Class of Securities   Amount to be    Offering Price Per    Aggregate Offering   Registration
          to be Registered            Registered          Share(1)                Price             Fee
----------------------------------- -------------- ---------------------- -------------------- --------------
Common Stock, $.001 par value share    2,960,714            $6.16              $18,237,998       $2,146.61
=================================== ============== ====================== ==================== ==============

(1) Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the registrant's common stock as reported on the American Stock Exchange on October 25, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================


PROSPECTUS

                                2,960,714 Shares

                              ENGlobal Corporation
                                  Common Stock
                           ---------------------------

     We are registering our common stock for resale by the selling stockholders identified in this prospectus. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. Specifically, this prospectus relates to the resale of:

     o 2,000,000 shares of our common stock that were issued to the selling stockholders in connection with a private placement in September 2005; and

     o 960,714 shares of our common stock sold by certain of our executive officers to the selling stockholders in a secondary sale in September 2005.

     For a description of the plan of distribution of the resale shares, see page 13 of this prospectus.

     Our common stock is currently traded on the American Stock Exchange under the symbol "ENG." On October 25, 2005, the last reported sales price for our common stock was $6.25 per share.

     Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------


                The date of this prospectus is __________, 2005.



The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State or jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
SUMMARY........................................................................1
RISK FACTORS...................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................8
SELLING STOCKHOLDERS...........................................................9
REGISTRATION RIGHTS OF SELLING STOCKHOLDERS...................................12
PLAN OF DISTRIBUTION..........................................................13
USE OF PROCEEDS...............................................................14
LEGAL MATTERS.................................................................14
EXPERTS.......................................................................14
WHERE YOU CAN FIND MORE INFORMATION...........................................14

     You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The offered shares are not being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission (the "Commission").

     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Where You Can Find More Information."

     As used in this prospectus, "ENGlobal," "the Company," "we," "our," "ours," and "us" refer to ENGlobal Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise clearly indicated.

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto incorporated by reference in this prospectus. Because it is a summary, it does not contain all the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the notes thereto before making an investment decision.

                                    ENGLOBAL

Overview

     We are a leading provider of engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production and process industries throughout the United States and internationally. The services provided by our multi-disciplined staff span the lifecycle of a project and include feasibility studies, design, procurement and construction management. We also supply automation, control, and uninterruptible electrical power systems to our clients worldwide.

     From 1999 to 2004, our net revenue from continuing operations grew from $13.6 million in 2000 to $148.9 million in 2004, a compounded annual growth rate of approximately 82%. We have accomplished this growth by expanding our service offerings and geographic presence through a series of strategic acquisitions and through internal growth. We now have offices strategically located in Beaumont, Dallas, Freeport, Houston and Midland, Texas, Baton Rouge and Lake Charles, Louisiana, Blackwell, Cleveland and Tulsa, Oklahoma, and Calgary, Alberta.

     We were incorporated as Industrial Data Systems Corporation in the State of Nevada in June 1994. In December 2001, we merged with Petrocon Engineering, Inc. and in June 2002, we changed our name from Industrial Data Systems Corporation to ENGlobal Corporation. Effective June 16, 2002, the trading symbol for our common stock, traded on the American Stock Exchange, changed from "IDS" to "ENG".

     Our principal executive offices are located at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060-5914 and our telephone number is (281) 878-1000. Our website address is www.englobal.com. The information contained in our website is not a part of this prospectus.

                                  The Offering

Common stock covered hereby..........   2,960,714 shares of our common stock
                                        held by the selling stockholders

Use of proceeds......................   We will not receive any proceeds from
                                        the sale or other disposition of the
                                        shares of our common stock by the
                                        selling stockholders.

Registration Rights..................   Pursuant to a registration rights
                                        agreement we have entered into with the
                                        selling stockholders, we have filed a
                                        shelf registration statement, of which
                                        this prospectus is a part, with the
                                        Commission relating to the resale of
                                        2,960,714 shares of our common stock
                                        held by the selling stockholders. We
                                        have agreed to use our best efforts to
                                        have the registration statement declared effective on or before December 29, 2005 and to use our best efforts to keep the registration statement effective for two years after the date that the registration statement is declared effective. If the registration statement is not declared effective on or before December 29, 2005, we are required to pay liquidated damages to each selling stockholder in an amount per month equal to 1% of the amount purchased by such selling stockholder from the Company in the September 2005 private placement and 1% of the amount purchased by the selling stockholder from the officers of the Company in the September 2005 secondary sale.

American Stock Exchange symbol.......   ENG

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our Company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.

     Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See "Special Note Regarding Forward Looking Statements."

Risks Relating to Our Business

We are engaged in highly competitive businesses and must typically bid against competitors to obtain engineering and service contracts.

     We are engaged in highly competitive businesses in which customer contracts are typically awarded through competitive bidding processes. We compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than we do, which, in many instances, could give them a competitive advantage over us.

The failure to attract and retain key professional personnel could adversely affect us.

     Our success depends on attracting and retaining qualified personnel in a competitive environment. We are dependent upon our ability to attract and retain highly qualified managerial, technical and business development personnel. Competition for key personnel is intense. We cannot be certain that we will retain our key managerial, technical and business development personnel or that we will attract or assimilate key personnel in the future. Failure to retain or attract such personnel could materially adversely affect our businesses, financial position, results of operations and cash flows.

Our business and operating results could be adversely affected by our inability to accurately estimate the overall risks, revenue or costs on a contract.

     We generally enter into two principal types of contracts with our clients: time and materials contracts and fixed-price contracts. Under our fixed-price contracts, we receive a fixed-price irrespective of the actual costs we incur and, consequently, we are exposed to a number of risks. These risks include underestimation of costs, problems with new technologies, unforeseen expenditures or difficulties, delays beyond our control, and economic and other changes that may occur during the contract period. Our ability to secure change orders on scope changes and our ability to invoice for such changes poses an additional risk. In fiscal 2004, approximately 9% of our net revenue was derived from fixed-price contracts.

     Under our time and materials contracts, we are paid for labor at negotiated hourly billing rates or reimbursement at specified mark-up hourly rates and negotiated rates for other expenses. Profitability on these contracts is driven by billable headcount and cost control. Some time and materials contracts are subject to contract ceiling amounts, which may be fixed or performance-based. If our costs generate billings that exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be able to obtain reimbursement for all of our costs.

     Revenue recognition for a contract requires judgment relative to assessing the contract's estimated risks, revenue and costs and on making judgments on other technical issues. Due to the size and nature of many of our contracts, the estimation of overall risk, revenue and cost at completion is complicated and subject to many variables. Changes in underlying assumptions, circumstances or estimates may also adversely affect future period financial performance. This is a major risk factor that could materially impact our operating results.

Our dependence on one or a few customers could adversely affect us.

     One or a few clients have in the past and may in the future contribute a significant portion of our consolidated revenues in any one year or over a period of several consecutive years. In 2004, approximately 59% of our revenues were from six subsidiaries of ExxonMobil and approximately 6% of our revenues were from Chevron Phillips. As our backlog frequently reflects multiple projects for individual clients, one major customer may comprise a significant percentage of our backlog at any point in time. Because these significant customers generally contract with us for specific projects, we may lose these customers from year to year as their projects with us are completed. If we do not replace them with other customers or other projects, our business would be materially adversely affected. Additionally, we have long-standing relationships with many of our significant customers. Our contracts with these customers, however, are on a project-by-project basis and the customers may unilaterally reduce or discontinue their purchases at any time. The loss of business from any one of such customers could have a material adverse effect on our business or results of operations.

Additional acquisitions may adversely affect our ability to manage our business.

     Our growth has been, in large part, the result of acquisitions of companies. We plan to continue making acquisitions in the future on terms management considers favorable to us. The successful acquisition of other companies involves an assessment of future revenue opportunities, operating costs, economies and earnings after the acquisition is completed, industry and business risks, and liabilities beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with our assessments, we perform reviews of the subject acquisitions we believe to be generally consistent with industry practices. These reviews, however, may not reveal all existing or potential problems, nor will they permit a buyer to become sufficiently familiar with the target companies to assess fully their deficiencies and capabilities. We cannot assure you that we will identify, finance and complete additional suitable acquisitions on acceptable terms. We may not successfully integrate future acquisitions. Any acquisitions may require substantial attention from our management, which may limit the amount of time that management can devote to day-to-day operations. Our inability to find additional attractive acquisition candidates or to effectively manage the integration of any businesses acquired in the future would adversely affect our ability to grow profitably or at all.

The seasonality of our industry may cause our revenues to fluctuate.

     Holidays and employee vacations during our fourth quarter exert downward pressure on revenues for that quarter, which is only partially offset by the year-end efforts on the part of many clients to spend any remaining funds budgeted for engineering services or capital expenditures during the year. The annual budgeting and approval process under which these clients operate is normally not completed until after the beginning of each new year, which can depress results for the first quarter. Principally due to these factors, our revenues during the first and fourth quarters generally tend to be lower than in the second and third quarters.

Liability claims could result in losses.

     Providing engineering and design services involves the risk of contract, professional errors and omissions and other liability claims, as well as adverse publicity. Further, many of our contracts will require us to indemnify our clients not only for our negligence, if any, but also for the concurrent negligence of our clients. We currently maintain liability insurance coverage, including coverage for professional errors and omissions. However, claims outside of or exceeding our insurance coverage may be made. A significant claim would result in unexpected liabilities, take management time away from operations and have a material adverse impact on our cash flow and profitability.

If the operating results of either segment are adversely affected, an impairment of goodwill could result in a write down.

     Based on factors and circumstances impacting us and the business climate in which we operate, we may determine that it is necessary to re-evaluate the carrying value of our goodwill by conducting an impairment test in accordance with SFAS No. 142. We have assigned goodwill to the two segments based on estimates of the relative fair value of each segment. If changes in the industry, market conditions, or government regulation negatively impact either of our segments resulting in lower operating income, if assets are harmed, if anticipated synergies or cost savings are not realized with newly acquired entities, or if any circumstance occurs which results in the fair value of either segment being reduced below its carrying value, an impairment to goodwill would be created. In accordance with SFAS No. 142, we would be required to write down the carrying value of goodwill.

Our backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of our future revenues or earnings.

     As of December 31, 2004, our backlog was approximately $135 million. We cannot assure investors that the revenues projected in our backlog will be realized or, if realized, will result in profits. Projects may remain in our backlog for an extended period of time prior to project execution and, once project execution begins, it may occur unevenly over the current and multiple future periods. In addition, project terminations, suspensions or reductions in scope may occur from time to time with respect to contracts reflected in our backlog. Such backlog reductions would reduce the revenue and profit we actually receive from contracts reflected in our backlog. Future project cancellations and scope adjustments could further reduce the dollar amount of our backlog and the revenues and profits that we actually earn.

Our dependence on subcontractors and equipment manufacturers could adversely affect us.

     We rely on third-party subcontractors as well as third-party suppliers and manufacturers to complete our projects. To the extent that we cannot engage subcontractors or cannot engage them on a competitive basis, or cannot acquire supplies or materials or cannot acquire them on a competitive basis, our ability to complete a project in a timely fashion or at a profit may be impaired. If the amount we are required to pay for these goods and services exceeds the amount we have estimated in bidding for fixed-price or cost-plus contracts, we could experience losses in the performance of these contracts. In addition, if a subcontractor or supplier is unable to deliver its services or materials according to the negotiated terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may be required to purchase the services or materials from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services or materials were needed.

If we are not able to successfully manage our growth, our business and results of operations will be adversely affected.

     We have grown rapidly over the last several years. Our growth presents numerous managerial, administrative, operational and other challenges. Our ability to manage the growth of our operations will require us to continue to improve our management information systems and maintain discipline in our internal systems and controls. In addition, our growth will increase our need to attract, develop, motivate and retain both our management and professional employees. The inability of our management to effectively manage our growth or the inability of our employees to achieve anticipated performance would have a material adverse effect on our business.

If we are not able to successfully manage internal growth initiatives, our business and results of operations may be adversely affected.

     Our growth strategy seeks to utilize our technical expertise in conjunction with industry trends. To support this strategy, we may elect to fund internal growth initiatives targeted at markets that we believe may have significant potential needs for our services. The downside risks are that such initiatives may be riskier than other lines of business and could have a negative effect on current earnings unless or until such initiatives become successful and reach critical mass. In addition, we may misread industry trends and continued funding could have a negative impact on short and long term earnings.

Changes to the laws of the foreign countries in which we operate may adversely affect our international operations.

     We have contracts to perform services for projects located in a number of foreign countries, including Saudi Arabia, China, and Canada. We expect to have additional similar contracts in the future. In addition, we have a location in Canada and may, in the future, have additional foreign locations. Laws in the countries in which we are working on projects or in the countries in which we have locations might change in a manner that negatively impacts us. Such changes could have a material adverse effect on our business.

Risks Relating to an Investment in Our Common Stock

Our Board of Directors may authorize future issuances of our common stock, which could result in a decrease in value to existing stockholders of the shares they hold.

     Our Restated Articles of Incorporation authorize our board of directors to issue up to an additional 50,880,784 shares of common stock and an additional 2,265,167 shares of preferred stock. These shares may be issued without stockholder approval unless the issuance is 20% or more of our outstanding common stock, in which case the American Stock Exchange requires stockholder approval. We may issue shares of stock in the future in connection with acquisitions or financings. In addition, we may issue shares in connection with our Employee Stock Purchase Plan and we may issue incentive and nonqualified stock options and restricted stock as incentives under our 1998 Incentive Plan. Future issuances of substantial amounts of common stock or of preferred stock, or the perception that these sales could occur, may affect the market price of our common stock. In addition, the ability of the board of directors to issue additional stock may discourage transactions involving actual or potential changes of control of the Company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

A small number of stockholders own a significant portion of our outstanding common stock, thus limiting the extent to which other stockholders can effect decisions subject to stockholder vote.

     Directors, executive officers and principal stockholders of ENGlobal and their affiliates, beneficially own approximately 40% of our outstanding common stock on a fully diluted basis. Accordingly, these stockholders, as a group, are able to influence the outcome of stockholder votes, including votes concerning the adoption or amendment of provisions in our Restated Articles of Incorporation or Amended and Restated Bylaws and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few people makes it unlikely that any other holder of common stock will be able to affect the management or direction of the Company. These factors may also have the effect of delaying or preventing a change in management or voting control of the Company.

Our quarterly operating results may fluctuate significantly, which could have a negative effect on the price of our common stock.

     Our quarterly revenues, expenses and operating results may fluctuate significantly because of a number of factors, including:

     o Unanticipated changes in contract performance that may affect profitability, particularly with contracts that have funding limits;

     o    The seasonality of the spending cycle of our clients;

     o    Acquisitions and the integration of acquired companies;

     o    Employee hiring and utilization rates;

     o The number and significance of client engagements commenced and completed during a quarter;

     o    Credit worthiness and solvency of clients;

     o    The ability of our clients to terminate engagements without penalties;

     o    Delays incurred in connection with an engagement;

     o    The size and scope of engagements;

     o    The timing of expenses incurred for corporate initiatives;

     o    Reductions in the prices of services offered by our competitors;

     o    Changes in accounting rules; and

     o General economic or political conditions, either generally or in our particular industry.

     Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and could result in net losses. These fluctuations could result in downward pressure on the market price of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In connection with the provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") we may include forward looking statements (as defined in the Reform Act) in oral or written public statements used by or on behalf of us with respect to our future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "position," "target," "mission," "assume," "achievable," "potential," "strategy," "goal," "objective," "plan," "aspiration," "outlook," "outcome," "continue," "remain," "maintain," "strive," "trend" and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" or similar expressions.

     We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to factors previously disclosed in our Commission reports and those identified elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) increased competition for engineering and service contracts; (2) the ability to estimate costs on contracts; (3) the loss of one or more significant customers; (4) the ability to attract and retain highly trained professionals; (5) the identification of additional acquisition opportunities and the integration of future acquisitions; (6) the ability to engage subcontractors and acquire supplies on a competitive basis; (7) significant liability claims arising from services provided; and (8) adverse legal changes effecting our international operations.

     You should carefully read the risk factors described in the "Risk Factors" section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

                              SELLING STOCKHOLDERS

     We are registering for resale the shares covered by this prospectus on behalf of the selling stockholders identified below. The selling stockholders acquired the resale shares from us in a private placement or from certain of our executive officers in a concurrent secondary sale. Energy Capital Solutions, LP and Pritchard Capital Partners LLC provided assistance in connection with selling the shares in the private placement and secondary sale. We are registering the shares to permit the selling stockholders to resell the shares when and as they deem appropriate. The following table sets forth:

     o    the name of the selling stockholders;

     o the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus;

     o the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus; and

     o the number and percent of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

     The number of shares in the column "Number of Shares Being Offered" represents all of the shares of our common stock that each stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

     This table is prepared solely based on information supplied to us by the listed selling stockholders and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 26,267,406 shares of our common stock issued and outstanding on October 25, 2005.


                                                                     Number of
                                      Shares Beneficially Owned    Shares Being      Shares to be Beneficially
                                        Prior to the Offering         Offered        Owned After the Offering
                                        ---------------------         -------        ------------------------
Selling Stockholders                   Number       Percentage                       Number        Percentage
--------------------                   ------       ----------                       ------        ----------
Atlas Master Fund, Ltd. (1)            285,715          1.1%          285,715              0             *
Cordillera Fund, L.P. (2)               71,428             *           71,428              0             *
Grey K. Fund, L.P. (3)                  41,428             *           41,428              0             *
Grey K Offshore Fund, LTD (4)           30,000             *           30,000              0             *
Nite Capital, L.P. (5)                 107,143             *          107,143              0             *
UMBTRU & CO FBO Oberweis                90,000             *           90,000              0             *
Micro-Cap Fund (6)
Tontine Capital Partners, L.P. (7)   2,452,000          9.3%        2,000,000        452,000          1.7%
UBS O'Connor LLC FBO                    35,000             *           35,000              0             0
O'Connor Muti-Quantitative
Strategies Master Limited (8)
UBS O'Connor LLC FBO
O'Connor PIPES Corporate               300,000          1.1%          300,000              0             0
Strategies Master Limited (9)

(1) RNK Capital, LLC, the subadvisor to Atlas Master Fund, Ltd., has the power to direct the affairs of Atlas Master Fund, Ltd., including decisions with respect to the voting and sale of shares of common stock. Robert Koltun is the managing member of RNK Capital, LLC and as such directs its operations and may be deemed to beneficially own these securities. The address of Atlas Master Fund, Ltd. is 650 Madison Avenue, New York, NY 10027.

(2) ACCF GenPar, L.P., the general partner of Cordillera Fund, L.P., has the power to direct the affairs of Cordillera Fund, L.P., including decisions with respect to voting and sale of shares of common stock. Stephen J.
     Carter and James P. Andrew are the co-chief executive officers of Andrew
     Carter Capital, Inc., the general partner of ACCF GenPar, L.P., and as such direct its operations and may be deemed to beneficially own these securities. The address of Cordillera Fund, L.P. is 8201 Preston Road,
     Suite 400, Dallas, TX 75225.

(3) RNK Capital, LLC, the Investment Manager of Grey K. Fund, Ltd., has the power to direct the affairs of Grey K. Fund, Ltd, including decisions with respect to the voting and sale of shares of common stock. Robert Koltun is the managing member of RNK Capital, LLC and as such directs its operations and may be deemed to beneficially own these securities. The address of Grey
     K. Fund, Ltd. is 527 Madison Avenue, New York, NY 10027.

(4) RNK Capital, LLC, the Investment Manager of Grey K Offshore Fund, LTD, has the power to direct the affairs of Grey K Offshore Fund, LTD, including decisions with respect to the voting and sale of shares of common stock.
     Robert Koltun is the managing member of RNK Capital, LLC and as such directs its operations and may be deemed to beneficially own these securities. The address of Grey K Offshore Fund, LTD is 527 Madison Avenue,
     New York, NY 10027.

 (5) Nite Capital, LLC, the general partner of Nite Capital LP, has the power to direct the affairs of Nite Capital LP, including decisions with respect to the voting and sale of shares of common stock. Keith A. Goodman is the managing member of Nite Capital, LLC and as such directs its operations and may be deemed to beneficially own these securities. The address of Nite
     Capital LP is 100 East Cook Ave #201, Libertyville, IL 60048.

(6) UMBTRU & CO FBO Oberweis Micro-Cap Fund is a registered investment company under the Investment Company Act of 1940. The address of UMBTRU & CO FBO
     Oberweis Micro-Cap Fund is UMBTRU & CO FBO Oberweis Micro-Cap Fund, c/o
     Trust Department UMB Bank, NA PO Box 419260 Kansas City, MO 64141-6260.

                                       10

(7) Tontine Capital Management, L.L.C., the general partner of Tontine Capital Partners, L.P., has the power to direct the affairs of Tontine Capital Partners, L.P., including decisions with respect to the voting and sale of shares of common stock. Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C. and as such directs its operations. Tontine Capital Management, L.L.C. and Mr. Gendell expressly disclaim beneficial ownership of the shares of common stock beneficially owned by Tontine Capital Partners, L.P. except to the extent of their pecuniary interest. The address of Tontine Capital Partners, L.P. is 55 Railroad Avenue, 3rd Floor, Greenwhich, Connecticut 06830.

(8) UBS O'Connor LLC, the Investment Manager of UBS O'Connor LLC FBO O'Connor Muti-Quantitative Strategies Master Limited, has the power to direct the affairs of UBS O'Connor LLC FBO O'Connor Muti-Quantitative Strategies Master Limited, including decisions with respect to the voting and sale of shares of common stock. George Locasto is the managing director of UBS O'Connor LLC and as such directs its equity trading . The address of UBS O'Connor LLC FBO O'Connor Muti-Quantitative Strategies Master Limited is One North Wacker Drive, Floor 32, Chicago, IL 60606.

(9) UBS O'Connor LLC, the Investment Manager of UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Ltd., has the power to direct the affairs of UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Ltd, including decisions with respect to the voting and sale of shares of common stock. George Locasto is the managing director of UBS O'Connor LLC and as such directs its equity trading . The address of UBS O'Connor LLC f/b/o O'Connor PIPES Corporate Strategies Ltd is One North Wacker Drive, Floor 32, Chicago, IL 60606.

                   REGISTRATION RIGHTS OF SELLING STOCKHOLDERS

     We entered into a registration rights agreement with the selling stockholders, pursuant to which we have filed a shelf registration statement, of which this prospectus is a part, with the Commission relating to the resale of the registrable securities. We have agreed to use our best efforts to cause the shelf registration statement to become effective on or before December 29, 2005, and to use our best efforts to keep the shelf registration statement effective for two years after the date that the shelf registration statement is declared effective.

     When we use the term "registrable securities" in this section, we are referring to:

     o    the shares of common stock offered by this prospectus; and

     o any shares of common stock issued or issuable with respect to the offered shares by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation or other reorganization.

     Any particular securities of common stock constituting registrable securities will cease to be registrable securities when the securities:

     o have been effectively registered under the Securities Act of 1933 (the "Securities Act") and disposed of in accordance with the registration statement covering them;

     o have been sold to the public pursuant to Rule 144 or by a similar provision of the Securities Act; or

     o are eligible for resale under Rule 144(k) or by a similar provision of the Securities Act.

     We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments and events which would cause the prospectus to contain an untrue statement of a material fact or omit a fact necessary to make the statements therein not misleading. Any suspension period shall not exceed:

     o    an aggregate of 30 days in any six-month period; or

     o    an aggregate of 60 days in any 12-month period.

     In the event the shelf registration statement is not made effective as described above or the prospectus included in the registration statement is unavailable for periods in excess of those permitted above, we are required to pay liquidated damages to each selling stockholder in an amount per month equal to 1% of the amount purchased by such selling stockholder from the Company in the September 2005 private placement and 1% of the amount purchased by the selling stockholder from the officers of the Company in the September 2005 secondary sale.

     Under the registration rights agreement we have agreed to:

     o    pay all expenses of the shelf registration statement;

     o    provide each registered holder copies of the prospectus;

     o notify holders when the shelf registration statement has become effective and the occurrence of any events effecting the accuracy or effectiveness of the shelf registration statement; and

     o take other reasonable steps reasonably necessary to effect the registration of the registrable securities.

     This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

                              PLAN OF DISTRIBUTION

     The selling stockholders (including their transferees, pledges, donees and successors) may sell the offered shares from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. If the offered shares are sold through broker-dealers or agents, the selling stockholders will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

     The offered shares may be sold in one or more transactions at:

     o    fixed prices;

     o prevailing market prices at the time of sale or prices related to such prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o    in privately negotiated transactions;

     o    through broker-dealers and resale exchanges;

     o    in a firm commitment or best efforts underwriting;

     o otherwise than on such exchanges or services or in the over-the-counter market; or through the writing of options.

     The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares of common stock less discounts and commissions, if any, payable by them. Each of the selling stockholders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the shares to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the offered shares.

     Our common stock is listed on the American Stock Exchange under the symbol ENG.

     In some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling stockholders may not sell any, or may sell less then all, of the shares offered by them pursuant to this prospectus. In addition, any selling stockholder may, to the extent permitted by applicable law, sell, transfer, devise or gift the shares by means not described in this prospectus. In that regard, any shares that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

     The selling stockholders and any broker-dealers or agents that participate in the distribution of the shares may be "underwriters" within the meaning of
Section 2(11) of the Securities Act. As a result, any profits on the sale of the shares received by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the "Exchange Act").

     The selling stockholders and any other persons participating in the distribution of the offered shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of the shares by the selling stockholders and any such other person. In addition, under Regulation M, any selling stockholder or other person engaged in the "distribution," within the meaning of Regulation M, of the shares may not engage in market-making activities with respect to the shares for certain periods prior to the sale of the offered shares, unless an applicable exemption is available under Regulation
M. The foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to those shares.

     Pursuant to the registration rights agreements described above under "Registration Rights of Selling Stockholders," we and the selling stockholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

     We will pay substantially all of the expenses incident to the offering and sale of the offered shares pursuant to this prospectus, including the reasonable fees and expenses of a single counsel retained by a majority of the selling stockholders. We will not pay any underwriting discounts, selling commissions or stock transfer taxes attributable to the sale of the offered shares.

     Under the registration rights agreement, we may be required from time to time to require holders of offered shares to discontinue the sale or other disposition of those shares under specified circumstances. See "Registration Rights of Selling Stockholders" above.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholders. All proceeds from the sale of these shares will be solely for the accounts of the selling stockholders.

                                  LEGAL MATTERS

     The validity of the issuance of common stock offered hereby will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Austin, Texas.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of Hein & Associates LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission at its public reference room located at 100 F. Street, N.E., Room 1580, Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission's Internet website at www.sec.gov.

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

     o    our Annual Report on Form 10-K for the year ended December 31, 2004;

     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

     o our Current Reports on Form 8-K filed on January 31, 2005, March 31, 2005, August 12, 2005, and October 5, 2005; and

     o our Form 10-SB Registration Statement filed with the Commission on January 27, 1997, including any amendment or report filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to our common stock.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

                              ENGlobal Corporation
                    654 N. Sam Houston Parkway E., Suite 400
                            Houston, Texas 77060-5914
                               Tel: (281) 878-1000
                      Attention: Investor Relations Officer

                                2,960,714 Shares



                              ENGLOBAL CORPORATION



                                  Common Stock











                    ----------------------------------------
                                   PROSPECTUS
                    ----------------------------------------

















                The date of this prospectus is October ___, 2005

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the registrant.


    Securities and Exchange Commission Filing Fee..........    $   2,146.61
    Printing Fees and Expenses.............................           2,500
    Legal Fees.............................................          10,000
    Accounting and Auditor Fees............................           5,000
    Miscellaneous Fees.....................................           1,000
         Total.............................................    $  20,646.61



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Restated Articles of Incorporation provide that none of our directors or officers shall be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada General Corporation Law (the "NGCL"). The effect of these provisions is to eliminate the rights of our stockholders, either directly or through stockholders' derivative suits brought on behalf of the Company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the NGCL.

     In addition, we have adopted provisions in our Amended and Restated Bylaws that require the Company to indemnify our directors and officers against expenses arising out of their conduct on the Company's behalf.

     Section 78.7502 of the NGCL provides that a corporation may indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court, provided for in the articles of incorporation, bylaws, or another agreement with the corporation, or as authorized in a specific case upon a determination made in accordance with the NGCL that such indemnification is proper in the circumstances.

     Indemnification may not be made under the NGCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the NGCL by the corporation against expenses, including attorney's fees, actually and reasonably incurred by the director or officer in connection with the defense.

ITEM 16. EXHIBITS.

     The following is a list of all exhibits filed as a part of this registration statement on Form S-3.

     Exhibit Number                   Description of Exhibits
     -------------- ------------------------------------------------------------

          4.1       Specimen common stock certificate*
          4.2 Registration Rights Agreement, dated as of September 29, 2005, by and among Registrant and Certain Investors named therein*
          4.3 Restated Articles of Incorporation of Registrant (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the Commission on November 14, 2002)
          4.4       Amended and Restated Bylaws of Registrant*
          4.5 Securities Purchase Agreement, dated September 29, 2005, by and between Tontine Capital Partners, L.P. and Registrant*
          4.6 Form of Subscription Agreement by and among Registrant, Michael L. Burrow, Alliance 2000, Ltd. and certain subscribers*
          5.1       Opinion of Jenkens & Gilchrist, a Professional Corporation*
          23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (contained in Exhibit 5.1)*
          23.2 Consent of Hein & Associates LLP, independent registered public accounting firm*
          24 Power of Attorney (included on signature page of the Registration Statement)*

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the __ day of October 2005.

                                          ENGLOBAL CORPORATION


                                      By: /s/ William A. Coskey
                                          --------------------------------------
                                          William A. Coskey, P.E.
                                          Chairman of the Board


                                POWER OF ATTORNEY

     KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Burrow and William A. Coskey, and each of them, as true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and any additional registration statements filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the "SEC"), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable ENGlobal to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                      TITLE                           DATE
       ---------                      -----                           ----

/s/ William A. Coskey        Chairman of the Board              October 26, 2005
-------------------------
William A. Coskey, P.E.


/s/ Michael L. Burrow        Director, President and Chief      October 26, 2005
-------------------------    Executive Officer
Michael L. Burrow, P.E.


/s/ Robert W. Raiford        Chief Financial Officer and        October 26, 2005
-------------------------    Treasurer
Robert W. Raiford


/s/ David W. Gent            Director                           October 26, 2005
-------------------------
David W. Gent


/s/ Randall B. Hale          Director                           October 26, 2005
-------------------------
Randall B. Hale


/s/ David C. Roussel         Director                           October 26, 2005
-------------------------
David C. Roussel

                                  EXHIBIT INDEX
                                  -------------

     Exhibit Number                   Description of Exhibits
     -------------- ------------------------------------------------------------

          4.1       Specimen common stock certificate*
          4.2 Registration Rights Agreement, dated as of September 29, 2005, by and among Registrant and Certain Investors named therein*
          4.3 Restated Articles of Incorporation of Registrant (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the Commission on November 14, 2002)
          4.4       Amended and Restated Bylaws of Registrant*
          4.5 Securities Purchase Agreement, dated September 29, 2005, by and between Tontine Capital Partners, L.P. and Registrant*
          4.6 Form of Subscription Agreement by and among Registrant, Michael L. Burrow, Alliance 2000, Ltd. and certain subscribers*
          5.1       Opinion of Jenkens & Gilchrist, a Professional Corporation*
          23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (contained in Exhibit 5.1)*
          23.2 Consent of Hein & Associates LLP, independent registered public accounting firm*
          24 Power of Attorney (included on signature page of the Registration Statement)*